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                             Investor Teleconference
                               Fourth Quarter 2003
                         January 21, 2004 8:00 A.M. CST

OPERATOR INTRODUCTION:
Bill Pfund:
         Thank you operator, and good morning everyone. Thank you for joining us on short notice. I assume most of you have seen this morning's announcement regarding our preliminary results for the fourth quarter and full year. We would like to review with you the news contained in this morning's press release. We will then open the call for your questions. With me this morning are Dale Elliott, Chairman and Chief Executive Officer, and Marty Ellen, Senior VP--Finance and Chief Financial Officer.

         Consistent with our policy and past practice, we encourage your questions during this call. We will not discuss undisclosed material information off-line. Also, any statements made during this call that state: "management expects," "estimates," "believes," "anticipates" or otherwise state the company's plans or projections for the future, are forward-looking statements, and actual results may differ materially from those made in such statements.

         Additional information, concerning the factors that could cause actual results, to materially differ from those in the forward-looking statements, is contained in the news release and 8K issued this morning by Snap-on, and in the latest 10Q, 10K and other periodic reports filed with the SEC.

         In addition, this call is copyrighted material by Snap-on Incorporated. It is intended solely for the purpose of this audience. Therefore, please note that it cannot be recorded, transcribed or rebroadcast by whatever means without Snap-on's express permission. In addition, this call is being recorded, and your participation implies your consent to our recording this call. Should you not agree to these terms, simply drop off the line.

         Now let me turn the call over to Marty Ellen.





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         Marty Ellen:
         Thank you Bill and good morning everyone.

         I'd like to first cover the important financial comparisons on slide 3 and the related commentary on slides 4 and 5.

         Net sales in the fourth quarter of approximately $600 million are up just over 9% from last year; about 6% was due to currency. Without currency, our Dealer group sales volume was up 1%. After accounting for the movement of certain European equipment production from the Diagnostics group to the Commercial and Industrial group earlier this year, Commercial and Industrial sales volume in the fourth quarter was up 4%, and Diagnostics and Information sales volume was down 1.5%.

         Diluted EPS declined by about 26 cents year over year, of which 12 cents primarily relates to closure costs for 3 plants; two of our heritage hand tool plants and our U.S. large-platform Diagnostics plant, which we decided to close in the fourth quarter given the changing market dynamics affecting these products.

         Year-over-year comparisons were also negatively affected, as expected, by 7 cents for higher pension and postretirement expenses, and the absence this year of a 5-cent net gain recorded last year from the favorable settlement of certain patent matters, partially offset by certain contractual provisions.

         Notwithstanding the strengthening of most major currencies against the dollar, currency effects, while raising reported sales, caused a net 2-cent decline in earnings per share. This is because we source certain equipment and tool products from both Canada and Sweden, which are sold into dollar-denominated markets, which adversely affected operating margins.

         In a few moments, Dale will talk about the operating performance of our businesses.

         Cash generated from operating activities was $37 million in the quarter, after our voluntarily funding $78 million in December into our U.S. salaried and hourly pension plans. Based upon our current actuarial assumptions, which include having lowered our discount rate in the fourth quarter to 6.0%, we project that further pension contributions will not be required in 2004 or 2005.

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         We continue to make good progress in improving working investment.
Working investment improved to $708 million and turns improved to 3.2 times. This has contributed importantly to our cash flow improvements.

         I'd like to ask you to now turn to slide 6. We continue to have strong cash flow performance.

         As I already mentioned, and as you can see from this chart, our fourth quarter cash flow includes a $78 million voluntary pension contribution, bringing our full year 2003 pension contributions to $92 million.

         Our balance sheet unfunded pension liability will have been reduced from $137 million a year ago to about $74 million.

         Our "creativity before capital" focus as part of our Lean efforts resulted in capital spending of $30 million for all of 2003 compared to the $46 million spent on capital last year.

         While not shown on this chart, but as you would expect from our cash flow performance, our balance sheet capitalization metrics all showed substantial improvement.

         Debt, net of cash, which was $342 million a year ago is down to $236 million at year end 2003, resulting in a net debt to capital ratio of just under 19% compared to about 29% at year end 2002.

         To again summarize our cash flow priorities, which are outlined on page 7 of the slides, we will continue to fund the capital requirements for our new product initiatives as well as those supporting our continuous improvement actions.

         We believe we have now satisfied our pension funding requirements for the next couple of years, absent any adverse changes in key assumptions.

         We continue to believe that our dividend is an important element of total return to our shareholders. Furthermore, as we said in our release this morning, we expect to accelerate our already planned 2004 share repurchases approximating 750,000 to one million shares.

         We are not looking at any major acquisitions but continue to look at near neighbor product line expansions, such as the small Nexiq deal, which we did a year ago that jump- started us into the heavy duty truck engine diagnostic market.

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         Now,  I'd like to turn to Dale for his  comments  about  our  operating performance.

         Dale Elliott:
         Thank you Marty and good morning everyone.

         Let me start by adding some color to Marty's comments regarding the quarter's performance. Substantial progress has been and continues to be made in improving our asset utilization. This is particularly visible in our improved cash flow and reductions in working investment. The same level of progress is not yet visible in our profitability metrics.

         We have purposely chosen to accelerate a number of actions designed to improve our long-term profitability that have been surfaced by our management team during the past few months. This has hurt our operating margins, largely through higher costs associated with these actions in the near-term. We believe they are the right steps for the future. As we move through 2004, we expect to see a reduction in those cost levels together with an improvement in profitability.

         The economic rebound that appeared in the GDP figures did not bring much life to Snap-on's cyclically sensitive businesses until very late in the quarter. We are seeing some improvements, but we still believe that overall, this recovery remains fragile. As a result, we continue to challenge ourselves and our operating teams with doing what must be done to drive Operational Fitness and bring greater levels of profitability now, not waiting for the positive benefits that could come from a stronger economy.

         Now let me turn to the operating activities in our business groups, beginning with the Snap-on Dealer Group on slide 8.

         Sales volume worldwide in the dealer segment is estimated to have increased slightly. In North America, the Snap-on franchised dealer business grew approximately 2% in sales volume, with continued softness being experienced, as expected, in sales of large, platform-based diagnostics sold through the Tech Rep organization.

         The strength of the dealer organization, as measured by their sales to their customers remains robust. In fact, our estimates indicate that during the fourth quarter, U.S. sales activity by our franchised dealers increased at a high single-digit percentage rate. Clearly, this sales growth exceeded their purchases from Snap-on, and we believe, continues to reflect the momentum in their efforts to improve their working investment turns, much as we continue to build momentum across Snap-on. We also shifted our annual price increase to June this year from January, which we believe changed the buying pattern to some degree.

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         The sales gains made by Snap-on dealers in the North American marketplace reflect the improvements that come from their expansion with second vans, their ability to better serve existing customers as a result of productivity efforts, as well as reaching out to new customers and reaping incremental sales benefits. While their working investment focus softens our own sales levels, it builds a healthy foundation for the future, based upon shared success for our dealers and the company. Over time, we expect that these trends will track together, but not necessarily in all periods.

         Within our heritage tool facilities, the anticipated closure of the two U.S. hand-tool plants is largely meeting our expectations. There have been some minor inefficiencies, as one would expect with a transition this significant, but overall it has gone very well. More than 50% of the equipment and related production has been moved as of year end, and the transition largely remains on track. The indications are that we will reduce the floor space in our heritage tool plants by approximately 25%, while increasing the response time and production throughput significantly - on some items by as much as 70-80%.

          In addition, as the manufacturing and marketing teams worked on the transition plans, they determined it made sense to discontinue nearly 30% of the SKU's that were made at the two plants. Some of these items will continue to be made available to our dealers and customers as outsourced products, but a large portion were deemed to have outlived their useful life or have appropriate substitutes already available. This further reduces supply-chain complexity, should not result in any significant reduction in estimated future sales, and improves profitability.

         This action was an important step and, as we continue to raise the bar higher on our operating metrics, our operating teams are finding additional opportunities for improvement.

         Turning to slide 9, the Diagnostics and Information Group, performance is largely as anticipated. Lower intersegment sales, reflecting the decline in large-platform diagnostics sold through the tech rep organization in the dealer group and the transfer of equipment production in Europe to the Commercial and Industrial Group, largely account for the expected year-over-year decline in sales, much as it was in the third quarter. During the quarter, we closed the manufacturing facility that was principally focused on making large-platform diagnostics, at a cost of approximately $4 million. The marketplace continues to shift towards handheld diagnostic products, an area where we have category leadership with our Scanners, Modis and Vantage products.

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         Turning now to slide 10, within the Commercial and Industrial segment, most of the challenges were confined to the equipment marketplace and, in particular, the collision repair sector worldwide. Industrial tools began to see some improvement from the anticipated economic recovery, although it was late in the quarter and is still not wide spread in many of our key sectors, such as aerospace.

         Turning to the next slide, you can see the tracking of revenues by the direct sales operation of our North American equipment business - the Technical Automotive Group, or TAG. Since its second-quarter launch, steady gains have been made in building the sales force and regaining the sales volume that was disrupted when we made the change in distribution. As you can see, although the quarter began well, November was difficult, and then improvement resumed as the year ended. Market challenges did not allow us to hit our expectation of achieving the year-ago sales level, but we remain encouraged by the improvements, as indicated by the gains in gross margins, sales leads and the engagement of our dealer network. It still is a difficult equipment market in many respects, particularly for those products in collision repair where the price points are at the high end of our entire portfolio.

         Turning now to slide 12, some of you may have seen our announcement early this month regarding the appointment of a new president at Bahco. Jean-Pierre Levrey brings with him a strong experience in marketing, sales and global operations, and has established a solid track record of improving market position and profitability during his career. In addition, we are making some adjustments in the Bahco management organization to streamline reporting relationships and improve accountability, as well as having better aligned our other industrial tools sales organizations along geographic regions.

         Turning to the next slide, we have discussed our focus on continuous improvement and the emphasis on learning and using lean tools to drive operational fitness and increase customer responsiveness. We have been moving up the curve and are now into our third year. As we benchmarked other companies who started on this path long before us, we kept asking, "How can we do it faster and better?" And, we wanted to drive it as quickly and as broadly across the company as we could. The common elements in the answers were to be relentless in its application and to set a fast pace.


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         As we entered the fourth quarter and looked ahead to the operating plans for 2004, we challenged our operating people to drive forward as fast as possible, so that we could reach the crossover point where benefits begin to exceed costs. Certain actions have been accelerated, such as the closure of the Elkhorn facility that produced large-platform diagnostics. Other actions are underway throughout the world and will continue to be implemented during 2004, particularly in the first half. Our activities to improve operational fitness and profitable growth will continue well into the future. As I have stressed throughout our organization, we must keep focused on the priorities of Driven to Deliver(TM), building a mindset of continuous improvement and striving for customer satisfaction. This is not a flavor of the month. We are on a crusade to change the culture and improve the performance emphasis across Snap-on.

         As we enter 2004, we expect that crossover point to be reached during the second quarter. We realize we must match the improvement attained in asset utilization and cash generation with commensurate and sustainable gains in operating profitability to achieve our RONAEBIT goals. That remains our challenge for 2004.

         Now let me turn it back to Marty to discuss some of the assumptions in our outlook for 2004. Marty.

         MARTY ELLEN:

         Thank you, Dale. Let me close by providing some insights relating to our 2004 earnings per share expectation of $1.80 to $2.20 as noted on slide 14.

         As Dale just said, 2004 will be our third full year in our LEAN implementation. Again, we must emphasize that LEAN is not a project, it is a cultural transformation. It must become truly a paradigm shift in thinking and behavior by all of or our 12,000+ global employees. Two years ago, we began the transformation by making substantial investments in education and LEAN training. Over the last 12 to 18 months, we began ramping up LEAN activity levels with over 300 events occurring in 2003 - from two week or more Value Stream Mapping events to two-day blitz events. These activities lead us to the continuous improvement actions already implemented.

         In one sense, embarking on this transformation during a time of economic difficulty was helpful, because the lack of top line growth helped create the "burning platform" needed for change across all of our businesses.

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         While most recently we believe that there are some signs of economic recovery, we asked each of our business managers, in the fourth quarter, to plan their operating activities for 2004 assuming they get no top line help so as to keep them focused on LEAN and to keep the fire burning. We expect to more than triple the number of LEAN events in 2004. The results of that planning mindset resulted in the 2004 projects that are now included in the approximate $23 million to $25 million of continuous improvement costs anticipated for 2004. These operating plans support the low end of our EPS range, which includes the EPS impact for these expected costs. The upper end of our range reflects what we believe could be achievable if some of the early signs of recovery support the levels of predicted economic growth and are sustainable throughout 2004; thereby providing additional earnings contribution.

         Thank you.  Now we will be pleased to take your questions.  Operator?